Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements (No. 333-261110, 333-237698, 333-209807, 333-173143) on the amended Form 10-K/A of Fiee, Inc. f/k/a Minim, Inc. of our report dated July 28, 2025, relating to the consolidated financial statements of Fiee, Inc. f/k/a Minim, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Fiee, Inc. f/k/a Minim, Inc. for the year ended December 31, 2023, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year thus ended and the related notes to the consolidated financial statements.

/s/ Beckles & Co

West Palm Beach, FL PCAOB Firm #7116
July 28, 2025